Exhibit (d)(2)

AMENDED AND RESTATED STOCK OPTION PLAN

ACUITYADS HOLDINGS INC.

Section One

DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set forth below:

(a)	“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario).

(b)	“Administrator” means, initially, the Chief Financial Officer of the Corporation and thereafter shall mean such director or other senior officer or employee of the Corporation as may be designated as Administrator by the Board from time to time.

(c)	“Award Date” means the date on which the Board awards a particular Option.

(d)	“Board” means the board of directors of the Corporation or any committee thereof to which the board of directors of the Corporation has delegated the power to administer and grant Options under the Plan.

(e)	“Cause” means:

(i)	in the case of an Employee or Officer (1) cause as such term is defined in the written employment agreement with the Employee or Officer or if there is no written employment agreement or cause is not defined therein, the usual meaning of just cause under the common law or the laws of the jurisdiction in which the employee is employed; or (2) the termination of employment as a result of an order made by any Regulatory Authority having jurisdiction to so order;

(ii)	in the case of a Consultant (1) the occurrence of any event which, under the written consulting contract with the Consultant or the common law or the laws of the jurisdiction in which the Consultant provides services, gives the Corporation or any of its affiliates the right to immediately terminate the consulting contract; or (2) the termination of the consulting contract as a result of an order made by any Regulatory Authority having jurisdiction to so order; or

(iii)	in the case of a Director, ceasing to be a Director as a result of (1) ceasing to be qualified pursuant to subsection 118(1) of the Business Corporations Act (Ontario); (2) a resolution having been passed under section 122 of the Business Corporations Act (Ontario) or by the resolution or method specified in the Corporation’s Articles; or (3) an order made by any Regulatory Authority having jurisdiction to so order.

(f)	“Change of Control” means and shall be deemed to have occurred if one of the following events takes place:

(i)	the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation;

(ii)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its affiliates and another corporation or other entity, as a result of which the holders of Common Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding voting securities of the successor corporation immediately after completion of the transaction;
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(iii)	any Person or combination of Persons at arm’s length to the Corporation and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

(iv)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation; or

(v)	as a result of or in connection with: (A) a contested election of directors of the Corporation; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its affiliates and another corporation or other entity (a “Transaction”), fewer than 50% of the Corporation’s directors following the Transaction are persons who were directors of the Corporation immediately prior to such Transaction.

(g)	“Common Share” or “Common Shares” means, as the case may be, one or more common shares in the capital of the Corporation.

(h)	“Corporation” means AcuityAds Holdings Inc., a corporation incorporated under the Canada Business Corporations Act.

(i)	“Consultant” has the meaning given to that term: (i) if the Common Shares are listed on the TSXV, in TSXV Policy 4.4 – Incentive Stock Options; or (ii) otherwise, in National Instrument 45-106 – Prospectus Exemptions.

(j)	“Consultant Corporation” means for an individual consultant, a corporation or partnership of which the individual is an employee, shareholder or partner.

(k)	“Director” means a director of the Corporation, and for purposes of the Plan includes directors of any Related Entity of the Corporation.

(l)	“Discounted Market Price” of the Common Shares for a particular Award Date shall be the Market Price as of such date less the maximum discount permitted pursuant to the policies of the Exchange. If the Common Shares are not listed on an Exchange, then the maximum permissible discount shall be 15%.

(m)	“Eligible Persons” means Directors, Officers, Employees and Consultants.

(n)	“Employee” means:

(i)	an individual who is considered an employee of the Corporation or a Related Entity of the Corporation under the Income Tax Act;

(ii)	an individual who works full-time for the Corporation or a Related Entity of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or the affiliated entity of the Corporation over the details and methods of work as an employee of the Corporation or the affiliated entity of the Corporation, but for whom income tax deductions are not made at source, or

(iii)	an individual who works for the Corporation or a Related Entity of the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or the affiliated entity of the Corporation over the details and methods of work as an employee of the Corporation or the affiliated entity of the Corporation, but for whom income tax deductions are not made at source.
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(o)	“Exchange” means the TSXV, or such other stock exchanges, inter-dealer quotation networks or other organized trading facilities on which the Common Shares may be listed.

(p)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “B” hereto, duly executed by the Option Holder.

(q)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date.

(r)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with paragraph 3.5.

(s)	“Expiry Date” means the date determined in accordance with paragraph 3.4 and after which a particular Option cannot be exercised.

(t)	“Expiry Period” has the meaning given to that term under paragraph 3.4(b).

(u)	“Fixed Expiry Date” has the meaning given to that term under paragraph 3.4.

(v)	“insider” has the meaning given to that term in the Securities Act (Ontario).

(w)	“Market Price” of the Common Shares for a particular Award Date shall be the last closing price of the Common Shares on the Exchange. If the Common Shares are not listed on the Exchange, then the Market Price shall be, subject to the necessary approvals of the applicable Regulatory Authorities, the fair market value of the Common Shares on the Award Date as determined by the Board in its discretion.

(x)	“Management Corporation Employee” means an individual employed by a Person providing management services to the Corporation or to a Related Entity of the Corporation, which are required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a Person engaged in investor relations activities.

(y)	“Officer” means an officer of the Corporation or a Management Corporation Employee, and for the purposes of the Plan includes officers of any Related Entity of the Corporation.

(z)	“Option” means an option to acquire Common Shares, awarded to an Eligible Person pursuant to the Plan.

(aa)	“Option Certificate” means the certificate, in the form set out as Schedule “A” hereto, evidencing an Option.

(bb)	“Option Holder” means a Person who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person.

(cc)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(dd)	“Personal Representative” means:

(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder.

(ee)	“Plan” means this stock option plan;
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(ff)	“Regulatory Authorities” means the Exchange and all securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation.

(gg)	“Related Entity” has the meaning given to that term in National Instrument 45-106 – Prospectus and Registration Exemptions.

(hh)	“Securities Laws” means securities legislation, securities regulations and securities rules, as amended, and the instruments, forms, notices and policy documents in force from time to time that are applicable to the Corporation.

(i)	“Termination Date” means:

(ii)	in the case of the Option Holder’s resignation from employment or the termination of the Option Holder’s consulting contract by the Option Holder, the date that the Option Holder provides notice of such resignation or termination to the Corporation or any of its affiliates; or

(iii)	in the case of the termination of the Option Holder’s employment or consulting contract by the Corporation or any of its affiliates for any reason (whether such termination is lawful or unlawful) other than death, the date that the Corporation or any of its affiliates delivers written notice of such lawful or unlawful termination of the Option Holder’s employment or consulting contract to the Option Holder; or

(iv)	in the case of the expiry of a fixed-term employment agreement or consulting contract that is not renewed or extended, the last day of the term.

(ii)	“TSXV” means the TSX Venture Exchange.

1.2	Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed in accordance with, the laws of the Province of Ontario.

1.3	Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

Section Two
PURPOSE AND PARTICIPATION

2.1	Purpose

The purpose of the Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Officers, Consultants and Employees, to reward such of those Directors, Officers, Consultants and Employees as may be awarded Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Corporation and to enable and encourage such Directors, Officers, Consultants and Employees to acquire Common Shares as long term investments.

2.2	Participation

The Board shall, from time to time and in its sole discretion, determine which of the Eligible Persons, if any, shall be awarded Options. The Board shall only award an Option to a Consultant, Employee or Management Corporation Employee if the Consultant, Employee or Management Corporation Employee is a bona fide Consultant, Employee or Management Corporation Employee of the Corporation or an affiliate of the Corporation, and the Corporation shall make such a representation if required by the Regulatory Authorities. The Board may, in its sole discretion, grant the majority of the Options to insiders of the Corporation. However, in no case shall:

(a)	the number of Options awarded in a one-year period to any one Consultant exceed 2% of the issued Common Shares (calculated at the time of award);
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(b)	the number of Options awarded in a one-year period to any one individual exceed 5% of the outstanding Common Shares (calculated at the time of award), unless disinterested shareholder approval has been obtained;

(c)	the aggregate number of Options awarded in a one-year period to Persons employed to provide investor relations services exceed 2% of the issued Common Shares (calculated at the time of award);

(d)	the aggregate number of Options awarded to insiders under the Plan and any previously established and outstanding stock option plans or grants in a one-year period exceed 10% of the issued Common Shares (calculated at the time of award), unless disinterested shareholder approval has been obtained; or

(e)	the aggregate number of Common Shares reserved for issuance to insiders upon the exercise of Options awarded under the Plan and any previously established and outstanding stock option plans or grants, exceed 10% of the issued Common Shares (calculated at the time of award), unless disinterested shareholder approval has been obtained.

2.3	Notification of Award

Following the award of an Option by the Board, the Administrator shall notify the Option Holder in writing of the award and shall enclose with such notice the Option Certificate representing the Option so awarded.

2.4	Copy of Plan

Each Option Holder, concurrently with the notice of the award of the Option, shall be provided with a copy of the Plan. A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

2.5	Limitation

The participation of any Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring any rights or privileges, other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment, appointment or engagement to provide services by any Eligible Person. Neither the Plan nor any action taken hereunder shall interfere with the right of the Corporation or a Related Entity of the Corporation to terminate the employment, appointment or provision of services of an Option Holder at any time. The payment of any sum of money in cash in lieu of notice of termination of employment, appointment or provision of services shall not be considered as extending the period of employment, appointment or the provision of services for the purposes of the Plan.

2.6	Rights Prior to Exercise

An Option Holder shall have no rights whatsoever as a shareholder in respect of any of the Common Shares such Option Holder may be entitled to purchase on exercise of an Option (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Common Shares in respect of which the Option Holder has exercised the option to purchase hereunder and which the Option Holder has taken up and paid for.

2.7	Taxes

The Corporation shall have the power and the right to deduct or withhold, or require an Option Holder to remit to the Corporation, the required amount to satisfy federal, provincial, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan, including the grant or exercise of any Option granted under the Plan. With respect to any required withholding, the Corporation shall have the irrevocable right to, and the Option Holder consents to, the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to the Option Holder (whether arising pursuant to the Option Holder’s relationship as a Director, Officer, Employee or Consultant of the Corporation or otherwise), or may make such other arrangements that are satisfactory to the Option Holder and the Corporation. In addition, the Corporation may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares issuable upon exercise of the Options as it determines are required to be sold by the Corporation, as trustee, to satisfy any withholding obligations net of selling costs. The Option Holder consents to such sale and grants to the Corporation an irrevocable power of attorney to affect the sale of such Common Shares issuable upon exercise of the Options and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Common Shares issuable upon exercise of the Options.

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2.8	Options Granted To Corporations

Except in relation to Consultant Corporations, Options may only be granted to an individual or a corporation that is wholly-owned by Eligible Persons. If a corporation is an Option Holder and the corporation is listed on the TSX Venture Exchange, it must provide the TSX Venture Exchange with a completed Form 4F – Certification and Undertaking Required from a Corporation Granted an Incentive Stock Option and the corporation must agree not to effect or permit any transfer of ownership or option of shares of the corporation nor to issue further shares of any class in the corporation to any other individual or entity as long as the Option remains outstanding, except with the written consent of the TSX Venture Exchange.

Section Three

TERMS AND CONDITIONS OF OPTIONS

3.1	Board to Issue Common Shares

The Common Shares to be issued to Option Holders upon the exercise of Options shall be authorized and unissued Common Shares the issuance of which shall have been authorized by the Board.

3.2	Number of Common Shares

The aggregate number of Common Shares that may be reserved for issuance pursuant to Options shall not exceed 10% of the outstanding Common Shares at the time of the granting of an Option. If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Common Shares in respect of which the option was not exercised shall be available for the purposes of the Plan. Any exercises of Options will make new grants available under the Plan, effectively resulting in a re-loading of the number of Options available for grant under the Plan.

3.3	Term of Option

Subject to such other terms or conditions that may be attached to an Option granted hereunder, an Option Holder may exercise any vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of 5:00 p.m. local time in Toronto, Ontario on the Expiry Date.

3.4	Termination

Subject to subparagraphs (a) to (e) below, the Expiry Date of an Option shall be the date fixed by the Board at the time the particular Option is awarded (the “Fixed Expiry Date”), provided that the Expiry Date shall be no later than the date that is 10 years following the Award Date of such Option:

(a)	Death

If the Option Holder dies while his or her Option is outstanding, then unless otherwise provided for in the Option Certificate, the following shall apply. The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the date that is one year after the date of the Option Holder’s death. The Expiry Date for any unvested portion of the Option shall be the date of the Option Holder’s death. The right to purchase Common Shares under an Option shall not vest after the date of the Option Holder’s death.

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(b)	Ceasing to be a Director or Officer

If the Option Holder holds an Option as a Director or Officer and the Option Holder ceases to be a Director or Officer (other than by reason of death), then the following shall apply. The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the date that is 90 days after the Option Holder ceases to be a Director and Officer (or, in the case of persons who are Directors and Officers of the Corporation at the time that the Common Shares are listed on the TSXV only, the date that is one (1) year after the Option Holder ceases to be a Director and Officer or such longer period as may be permitted under TSXV policies) (the “Expiry Period”). Notwithstanding the foregoing, if the Option Holder ceases to be a Director or Officer for Cause, the Expiry Date shall be the date that the Option Holder ceases to be a Director or Officer. The Expiry Date for any unvested portion of the Option shall be the date that the Option Holder ceases to be a Director or Officer. The right to purchase Common Shares under an Option shall not vest after the date that the Option Holder ceases to be a Director or Officer.

(c)	Ceasing to be an Employee or Consultant

If the Option Holder holds an Option as an Employee or Consultant and the Option Holder ceases to be an Employee or Consultant (other than by reason of death), then the following shall apply. The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the date that is 90 days after the Option Holders ceases to be an Employee or Consultant. Notwithstanding the foregoing, if the Option Holder ceases to be an Employee or Consultant for Cause, the Expiry Date shall be the Termination Date. The Expiry Date for any unvested portion of the Option shall be the Termination Date. The right to purchase Common Shares under an Option shall not vest after the Termination Date. For greater certainty, if the Corporation gives an Employee or Consultant working notice of termination of employment or the consulting contract or payment in lieu of notice or if the Corporation wrongfully or constructively dismisses the Employee or Consultant, no vesting shall occur during the working notice period or deemed notice period that the Employee or Consultant receives or should have received. The Expiry Period shall commence on the first day of such working notice period or deemed notice period.

(d)	Change of Control

In the event of a Change of Control or impending Change of Control, the Board may, subject to any necessary prior written approval of the Regulatory Authorities, in its sole discretion, deal with outstanding Options in the manner it deems fair and reasonable in light of the circumstances. Without limiting the generality of the foregoing, the Board may, without any action or consent required on the part of any Option Holder:

(i)	deliver a notice to the Option Holder advising the Option Holder that the unvested portion of the Option held by the Option Holder, if any, shall immediately vest;

(ii)	deliver a notice to an Option Holder advising the Option Holder that the Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the day that is 10 days following the date of the notice and the Expiry Date for any unvested portion of the Option shall be the date of the notice; or

(iii)	take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

(e)	Black-out Period

If an Option expires during, or within two business days after the end of, a Black-Out Period, then, notwithstanding any other provision of the Plan, the Option shall expire ten business days after the Black-Out Period is lifted by the Corporation. For the purposes hereof, a “Black-Out Period” means that period during which a trading black-out period is imposed by the Corporation, pursuant to its insider trading policies or otherwise, to restrict trades in the Corporation’s securities by an Option Holder.

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The foregoing subparagraphs (b) and (c) shall only apply once an Option Holder ceases to fall into any of the categories of Eligible Persons. The Board and the Administrator shall look to which of the definitions of Employee, Director, Officer or Consultant the Option Holder met immediately prior to the Option Holder ceasing to be an Eligible Person to determine which of subparagraphs (b) or (c) shall apply. If the Option Holder met more than one definition, then the following shall apply. If the Option Holder was an Employee or Consultant, then the Option Holder shall be deemed to hold his or her Option as an Employee or Consultant regardless of whether the Option Holder was also a Director or Officer.

3.5	Exercise Price

The price at which an Option Holder may purchase a Common Share upon the exercise of an Option shall be as set forth in the Option Certificate issued in respect of such Option and in any event shall not be less than the Discounted Market Price of the Common Shares as of the Award Date.

3.6	Additional Terms

Subject to all applicable Securities Laws and the rules and policies of all applicable Regulatory Authorities, the Board may attach other terms and conditions to the award of a particular Option, such terms and conditions to be referred to in a schedule attached to the Option Certificate. These terms and conditions may include, but are not necessarily limited to, providing that an Option or a portion or portions of an Option expire on a certain date, after certain periods of time or upon the occurrence of certain events other than as provided for herein, provided that no Option shall expire more than ten years after the Award Date.

3.7	Assignment of Options

Options may not be assigned or transferred, provided however that the Personal Representative of an Option Holder may, to the extent permitted by paragraph 4.1, exercise the Option within the Exercise Period.

3.8	Adjustments

If:

(a)	the Common Shares are changed into or exchanged for a different number or kind of Shares of the Corporation or securities of another corporation, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation;

(b)	a dividend is declared upon the Common Shares, payable in Common Shares (other than in lieu of dividends paid in the ordinary course);

(c)	the Corporation distributes by way of a dividend, or otherwise, to all or substantially all holders of Common Shares, property, evidences of indebtedness or Shares or other securities of the Corporation (other than Common Shares) or rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or other securities or property of the Corporation, other than as a dividend in the ordinary course; or

(d)	there is any other change that the Board, in its sole discretion, determines equitably requires an adjustment to be made;

then, subject to any required action by the shareholders of the Corporation and any necessary approval of the Regulatory Authorities, any term that the Board determines requires adjustment (including the number of Common Shares subject to each outstanding Option and the number of Common Shares that have been authorized for issuance under the Plan but as to which no Options have yet been granted or that have again become available for the purposes of the Plan, the Exercise Price of each outstanding Option, as well as any other terms that the Board determines require adjustment) shall be adjusted by the Board in the manner the Board deems appropriate and its determination shall be final, binding and conclusive. Except as the Board determines, no issuance by the Corporation of Common Shares of any class, or securities convertible into Common Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Common Shares subject to an Option. No fractional shares shall be issued upon the exercise of an Option and accordingly, if as a result of the adjustment, an Option Holder would become entitled to a fractional Common Share, such Option Holder shall have the right to purchase only the next lowest whole number of Common Shares and no payment or other adjustment shall be made with respect to the fractional interest so disregarded.

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3.9	Vesting

The Board, subject to the rules or policies of the Exchange, may determine and impose terms upon which an Option shall become vested and exercisable. Unless otherwise specified by the Board at the time of the Option award, and subject to such other limits as may be imposed by Exchange rules or policies from time to time, all Options granted under the Plan shall vest and become exercisable in full upon grant.

Notwithstanding the foregoing, unless otherwise permitted pursuant to Exchange policies, Options awarded to Consultants performing investor relations activities must vest in stages over 12 months with no more than one- quarter vesting in any three month period.

3.10	Personal Information Form and Monitoring of Trading

An Option Holder who becomes a new insider of the Corporation or who is undertaking investor relations activities must file a Personal Information Form or such other documents as may be required by the Regulatory Authorities. An Option Holder who performs investor relations activities must comply with all procedures established by the Board or the Regulatory Authorities to monitor the Option Holder’s trading in the securities of the Corporation.

Section Four
EXERCISE OF OPTION

4.1	Exercise of Option

An Option may be exercised only by the Option Holder or the Personal Representative of the Option Holder. An Option Holder or the Personal Representative of the Option Holder may exercise the vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Toronto, Ontario on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate Exercise Price of the Common Shares to be purchased pursuant to the exercise of the Option.

4.2	Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Common Shares purchased by the Option Holder. If the number of Common Shares in respect of which the Option was exercised is less than the number of Common Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the share certificate for the balance of the Common Shares available under the Option.

4.3	Condition of Issue

The Options and the issue of Common Shares by the Corporation pursuant to the exercise of Options are subject to the terms and conditions of the Plan and compliance with the rules and policies of all applicable Regulatory Authorities with respect to the granting of such Options and the issuance and distribution of such Common Shares, and to all applicable Securities Laws. The Option Holder agrees to comply with all such laws, regulations, rules and policies and agrees to furnish to the Corporation any information, reports or undertakings required to comply with, and to fully cooperate with, the Corporation in complying with such laws, regulations, rules and policies.

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4.4	Taxes

The Board and the Corporation may take all such measures as they deem appropriate to ensure that the Corporation’s obligations under the withholding provisions under income tax laws applicable to the Corporation and other provisions of applicable laws are satisfied with respect to the issuance of Common Shares pursuant to the Plan or the grant or exercise of Options under the Plan. Issuance of Common Shares or delivery of share certificates for Common Shares purchased pursuant to the Plan may be delayed, at the discretion of the Board, until the Board is satisfied that the applicable requirements of income tax laws and other applicable laws have been met.

Section Five
ADMINISTRATION

5.1	Administration

The Plan shall be administered by the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan. The Board may delegate to the Administrator or any director, officer or employee of the Corporation such administrative duties and powers as it may see fit.

5.2	Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder. No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

SECTION SIX
AMENDMENT, TERMINATION AND NOTICE

6.1	Amendments

The Board may, subject to the approval of any regulatory authority whose approval is required and the approval of shareholders where required by such regulatory authority, amend the Plan or any Option at any time. Without limiting the generality of the foregoing, the Board is specifically authorized to amend the terms of the Plan or any Option without obtaining the approval of shareholders in the following circumstances, subject to any limitations that may be prescribed by the rules or policies of the Exchange from time to time:

(a)	amendments of a “housekeeping” nature including, but not limited to, of a clerical, grammatical or typographical nature;

(b)	to correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(c)	a change to the vesting provisions of any Option or the Plan;

(d)	amendments to reflect any changes in requirements of any Regulatory Authority to which the Corporation is subject;

(e)	a change to the termination provisions of an Option which does not result in an extension beyond the original term of the Option;

(f)	in the case of any Option, the substitutions and/or adjustments contemplated under section 3.8 of this Plan; and
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(g)	a change to the class of Eligible Persons that may participate under the Plan,

provided that, in the case of any Option, no such amendment may, without the consent of the Option Holder, materially decrease the rights or benefits accruing to such Option Holder or materially increase the obligations of such Option Holder. Notwithstanding the foregoing, shareholder approval shall be required in respect of amendments to:

(h)	the definition of Eligible Persons hereunder;

(i)	the maximum number or percentage of Common Shares (or other securities) issuable under the Plan;

(j)	the limitations under the Plan on the number of Options that may be granted to any one Person or any category of Persons;

(k)	the method for determining the exercise price of Options;

(l)	the maximum term of Options;

(m)	the expiry and termination provisions applicable to Options;

(n)	any reduction in the exercise price if the Option Holder is an insider of the Corporation at the time of the proposed amendment; and

(o)	any other provision that is required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Exchange).

Where shareholder approval is sought for amendments under subsection (n) above, the votes attached to Common Shares held directly or indirectly by insiders benefiting from the amendment will be excluded.

6.2	Amendment Subject to Approval

If the amendment of an Option requires regulatory or shareholder approval, such amendment may be made prior to such approvals being given, but no such amended Options may be exercised unless and until such approvals are given.

6.3	Approvals

The Plan and any amendments hereto are, and the award of any Option is, subject to all necessary or required approvals of the applicable Regulatory Authorities and shareholders.

6.4	Termination

The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination which shall continue to be governed by the provisions of the Plan.

6.5	Agreement

The Corporation and every Option awarded hereunder shall be bound by and subject to the terms and conditions of the Plan. By accepting an Option granted hereunder, the Option Holder has expressly agreed with the Corporation to be bound by the terms and conditions of the Plan.

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6.6	Notice

Any notice or other communication contemplated under the Plan to be given by the Corporation to an Option Holder shall be given by the Corporation delivering or faxing the notice to the Option Holder at the last address for the Option Holder in the Corporation’s records. Any such notice shall be deemed to have been given on the date on which it was delivered, or in the case of fax, the next business day after transmission. An Option Holder may, at any time, advise the Corporation of a change in the Option Holder’s address or fax number.

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APPENDIX “A”

ACUITYADS HOLDINGS INC.

STOCK OPTION PLAN

OPTION CERTIFICATE

This Certificate is issued pursuant to the provisions of the AcuityAds Holdings Inc.(the “Corporation”) Stock Option Plan (the “Plan”) and evidences that • is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to • Common shares (the “Common Shares”) in the capital stock of the Corporation at a purchase price of $• per Common Share.

Subject to the provisions of the Plan:

the Award Date of the Option is ☐;

the Fixed Expiry Date of the Option is ☐; and

the Expiry Period is ☐.

The vested portion or portions of the Option may be exercised at any time and from time to time from and including the Award Date through to 5:00 p.m. local time in Toronto, Ontario on the Expiry Date by delivering to the Administrator of the Plan an Exercise Notice, in the form attached, together with this Certificate and a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate of the Exercise Price of the Common Shares in respect of which the Option is being exercised.

This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which the Option Holder hereby expressly agrees with the Corporation to be bound by. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Corporation shall prevail.

The Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto. All terms not otherwise defined in this Certificate shall have the meanings given to them under the Plan.

Dated this • day of •.

ACUITYADS HOLDINGS INC.

Per:
Administrator, Stock Option Plan

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OPTION CERTIFICATE - SCHEDULE

The additional terms and conditions attached to the Option represented by this Option Certificate are as follows:

1.	•; and

2.	•.

ACUITYADS HOLDINGS INC.

Per:

Administrator, Stock Option Plan

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APPENDIX “B”

ACUITYADS HOLDINGS INC

STOCK OPTION PLAN

EXERCISE NOTICE

TO: The Administrator, Stock Option Plan AcuityAds Holdings Inc. (the “Corporation”)

The undersigned hereby irrevocably gives notice, pursuant to the Corporation’s Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

all of the Common Shares; or

of the Common Shares;

which are the subject of the Option Certificate attached hereto.

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to the Corporation in an amount equal to the aggregate Exercise Price of the aforesaid Common Shares exercised and directs the Corporation to issue the certificate evidencing said Common Shares in the name of the undersigned to be mailed to the undersigned at the following address:

By executing this Exercise Notice, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Exercise Notice shall have the meanings given to them under the Plan or the attached Option Certificate.

DATED the        day of     , _____.

Signature of Option Holder

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